UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 13D
Under the Securities
Exchange Act of 1934
(Amendment No. ________)*
Arrayit Corporation
(Name of Issuer)
Common Stock, $0.001 par value
(Title of Class of Securities)
04269N107
(CUSIP Number)
6/3/13, 7/23/13,
8/8/13, 8/9/13,
8/26/13, 8/28/13,
9/17/13
(Date of Event
which Requires
Filing of this Statement)
If the filing person has
previously filed a statement
on Schedule 13G to report the
acquisition that
is the subject
of this Schedule
13D, and is
 filing this schedule because
of 240.13d-1(e),
240.13d-1(f)
or 240.13d-1(g), check
the following box.?
Note: Schedules filed in paper
format shall include a signed
original and five copies of the
schedule, including
all exhibits.
See 240.13d-7 for other
parties to
whom copies are to be sent.
* The remainder of
this cover page
shall be filled out
for a reporting
person's initial
filing on this form
with respect to the
subject class of
securities, and for
any subsequent
amendment containing
information which
would alter disclosures provided
in a prior cover page.
The information required on the
remainder of this
cover page shall
not be deemed to be "filed" for the
purpose of Section
18 of the
Securities Exchange
Act of 1934
("Act") or otherwise
subject to the
liabilities of that section of the
Act but shall be subject to all
other provisions of the Act
(however, see the Notes).






CUSIP No. 04269N107


13D

Page 2 of 4 Pages











1.

NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF
ABOVE PERSONS (ENTITIES ONLY)

Irwin Zalcberg


2.

CHECK THE
APPROPRIATE BOX IF A MEMBER OF A GROUP
(see instructions)
(a)    ?
(b)    ?


3.

SEC USE ONLY



4.

SOURCE OF FUNDS (see instructions)

Irwin Zalcberg's personal funds
(PF).


5.

CHECK BOX IF DISCLOSURE
OF LEGAL PROCEEDINGS IS REQUIRED
PURSUANT TO ITEMS 2(d)
or 2(e)     ?



6.

CITIZENSHIP OR
PLACE OF ORGANIZATION

United States of America








NUMBER OF SHARES BENEFICIALLY
OWNED BY EACH REPORTING PERSON
WITH

7.

SOLE VOTING POWER

8,124,890


8.

SHARED VOTING POWER




9.

SOLE DISPOSITIVE POWER

8,124,890


10.

SHARED
 DISPOSITIVE POWER








11.

AGGREGATE AMOUNT
BENEFICIALLY OWNED BY
EACH REPORTING PERSON

8,124,890


12.

CHECK BOX
IF THE AGGREGATE AMOUNT IN
ROW (11) EXCLUDES CERTAIN SHARES
(see instructions)    ?



13.

PERCENT OF CLASS
REPRESENTED BY AMOUNT IN ROW (11)

27.4%



14.

TYPE OF REPORTING
PERSON (see instructions)

IN








CUSIP No. 04269N107

13D


Page 3 of 4 Pages










Item 1.
Security and Issuer.
Common Shares, $0.001 par
value and Warrants to
purchase Common Shares
Arrayit Corporation
524 East Weddell Drive,
Sunnyvale, CA 94089

Item 2.  Identity and Background.
(a) Irwin Zalcberg
(b) 52118 Lake Park Drive,
Grand Beach, MI 49117
(c) Investor, 52118 Lake
Park Drive, Grand Beach, MI 49117
(d) None
(e) None
(f)  USA

Item 3.  Source or Amount of
Funds or Other Consideration.
Each of the following
transactions was funded with
Irwin Zalcberg's personal funds:

June 3, 2013 - 1,346,154 common
restricted shares of ARYC
at $0.13 for $175K
July 23, 2013 - 500,000
warrants at $0.13 for
$65K consideration
August 8, 2013 - 500,000
warrants at $0.15 for
$75K consideration
August 9, 2013 - 1,000,000
warrants at $0.18 for
$180K consideration
August 26, 2013 - 500,000
common restricted shares
of ARYC at $0.20 for $100K
August 26, 2013 - 500,000
warrants at $0.22 for
$110K consideration
August 28, 2013 - 1,000,000
warrants at $0.28 for
$280K consideration
September 17, 2013 - 200,000
common restricted shares
of ARYC at $0.50 for $100K
September 17, 2013 - 200,000
warrants at $0.50 for
$100K consideration
September 17, 2013 - 200,000
common restricted shares
of ARYC at $0.80 for $160K
September 17, 2013 - 200,000
warrants at $0.80 for
$160K consideration
September 17, 2013 - 200,000
common restricted shares
of ARYC at $1.00 for $200K
September 17, 2013 - 200,000
warrants at $1.00 for
$200K consideration
September 17, 2013 - 200,000
common restricted shares
of ARYC at $1.20 for $240K
September 17, 2013 - 200,000
warrants at $1.20 for
$240K consideration

Item 4.  Purpose of Transaction.
None

Item 5.  Interest in
Securities of the Issuer.
(a) Amount Beneficially Owned:
  	4,634,890 Common Shares.

3,490,000 warrants.

8,124,890 Aggregate
Shares; 27.4% of the class.
(i)  Irwin Zalcberg individually
owns 2,168,673 Common Shares and
1,632,273 warrants.
(ii) Irwin Zalcberg through the
Irwin Zalcberg
Profit Sharing Plan
dated 1/2001 owns
2,466,217
Common Shares and
1,857,727 warrants.
 (b) Number of shares as
to which such person has:
(i)  Sole power to vote:
8,124,890 Common Shares
(ii) Sole power to dispose or
to direct the disposition of:
8,124,890 Common Shares
(c) All transactions
effected by Irwin Zalcberg.
(d) None
(e) N/A

Item 6.  Contracts, Arrangements,
Understandings or Relationships
with Respect to Securities
of the Issuer.
None

Item 7.  Material to Be
Filed as Exhibits.
None.






CUSIP No. 04269N107


13D

Page 4 of 4
Pages





SIGNATURE
After reasonable inquiry and
to the best of my
knowledge and belief,
 I certify that the information
set forth in this statement is true,
complete and correct.



10/3/13
Date

/s/ Irwin Zalcberg
Signature

Irwin Zalcberg
Name/Title